                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     As independent petroleum engineers, Williamson Petroleum Consultants, Inc. hereby consents to the use of our report entitled, "Review of Estimates Prepared by Vista Energy Resources, Inc. of Oil and Gas Reserves and Associated Future Net Revenues of the Major-Value Properties to the Interests of Vista Energy Resources, Inc. Effective January 1, 2000 For Disclosure to the Securities and Exchange Commission, Williamson Project 0.8780" dated January 31, 2000, with respect to Vista Energy Resources, Inc. and to all references to our firm included in or made part of this Registration Statement on Form S-1 of Prize Energy Corp. to be filed with the Securities and Exchange Commission on or about August 23, 2000.

                                      WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas
August 23, 2000